                        HILLS DEPARTMENT STORE COMPANY
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                         (Effective February 1, 1995)

                        HILLS DEPARTMENT STORE COMPANY
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                         (Effective February 1, 1995)

                    ---------------------------------------

            WHEREAS, in recognition of the services provided to Hills Department Store Company (the "Company") and participating Affiliates by certain management and highly compensated employees, the Company and participating Affiliates desire to establish a Supplemental Executive Retirement Plan as an unfunded plan to provide such employees with additional retirement benefits;

            NOW, THEREFORE, effective February 1, 1995, the Company adopts the HILLS DEPARTMENT STORE COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, as follows:


                                  ARTICLE I

                                 DEFINITIONS

            Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless the context clearly requires otherwise:


            1.1 ACTUARIAL EQUIVALENT: A benefit of equal value, when computed on the basis of the assumptions and factors described in Appendix A which is attached to and made a part of this Plan.

            1.2 AFFILIATE: A member of a group of employers, of which the Company or other Participating Company is a member and which group constitutes:

                  (a) A controlled group of corporations (as defined in section 414(b) of the Code);

                  (b) Trades or businesses (whether or not incorporated) which are under common control (as defined in section 414(c) of the Code);

                  (c) Trades or businesses (whether or not incorporated) which constitute an affiliated service group (as defined in section 414 (m) of the Code); or



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                  (d)   Any other entities required to be aggregated with the
      Company or other Participating Company pursuant to section 414 (o) of the Code and Treasury regulations thereunder.

            1.3 AGE: For any Eligible Executive, his age on his last birthday.

            1.4 ANNUITY STARTING DATE: The first day of the first period for which an amount is paid to a Participant as an annuity or in any other form under the Plan.

            1.5 BENEFICIARY: Such person or persons or legal entity or entities designated by a Participant to receive benefits under Article V after such Participant's death, or the personal or legal representative of the Participant, all as herein described and provided.

            1.6   BENEFIT:  The benefit payable in accordance with the Plan.

            1.7 BOARD: The Board of Directors or other governing body of the Company.

            1.8 CHANGE IN CONTROL: A Change in Control shall be deemed to have occurred if: (a) any person (an "Acquiring Person"), together with its affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or any successor rule thereto) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), including by merger or otherwise, of more than fifty percent (50%) of the total voting power of all classes of voting stock of the Company, or (b) one or more Acquiring Persons has succeeded, as the result of or in response to, actual or threatened election contests, whether by settlement or otherwise, in having elected to the Board of Directors of the Company, whether at one time or on a cumulative basis, a sufficient number of its nominees to constitute (1) more than thirty percent (30%) of the members of the Company's Board of Directors, rounded down to the nearest whole number, if the number of directors on the Company's Board is eight or less, or (2) more than forty percent (40%) of the members of the Company's Board, rounded down to the nearest whole number, if the number of directors on the Company's Board is nine or more.

            1.9 CODE: The Internal Revenue Code of 1986, as it may be amended from time to time.

            1.10  COMMITTEE:   The Committee appointed by the Company under
the provisions of Article VII to administer the Plan.



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            1.11  COMPANY:  Hills Department Store Company and any successor to it if such successor adopts the Plan and any wholly-owned subsidiary of Hills Department Store Company. Wholly-owned subsidiary shall mean any corporation in an unbroken chain of corporations beginning with Hills Department Store Company, each of which corporations, other than the last in the unbroken chain, owns all of the voting stock in one of the other corporations in such chain.

            1.12 COMPENSATION: All compensation reported on the Participant's Form W-2 (Wages, tips, other compensation box) for a calendar year, including, but not limited to, any bonuses actually paid by a Participating Company to a Participant during the calendar year, but adding thereto any amount which is contributed by a Participating Company pursuant to a salary reduction agreement and which is not includible in a Participant's gross income under section 125, 402(e)(3), 402(h), or 403(b) of the Code, and excluding therefrom any taxable employee benefits of any kind (E.G., reimbursements of moving and relocation expenses, insurance premiums, automobile, health, medical, and dental expenses, the cost of group-term life insurance, compensation arising from the exercise of a nonqualified stock option or from a stock grant, and any fringe benefit which is not excluded from gross income under section 132 of the Code).

            1.13 DISABILITY: During the waiting period and the subsequent portion of any period of disability not exceeding 24 months after the end of the waiting period, the Participant's complete inability to perform any and every duty of the Participant's occupation with the Company and during the remainder, if any, of such period of Disability, the Participant's complete inability to engage in any and every gainful occupation for which the Participant is reasonable fit by education, training or experience, as certified by the Social Security Administration. For purposes of this definition of Disability, "waiting period" shall mean a period of six consecutive months during which a Participant must suffer a Disability before a monthly benefit is payable.

            1.14  EARLY RETIREMENT DATE:   The first day of any month
coincident with, or immediately following, the Participant's 55th birthday, provided he is vested in his Benefit, and further provided he has not reached his Normal Retirement Date.

            1.15  EFFECTIVE DATE:  February 1, 1995.

            1.16 ELIGIBLE EXECUTIVE: Any Employee of the rank of Vice President of the Company or higher provided he is a member of a select group of management or highly compensated employees within the meaning of section 201(2) of ERISA as determined by the President of the Company and the HR/Compensation Committee of the Board.



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            1.17  ERISA:  The Employee Retirement Income Security Act of 1974,
as amended from time to time.

            1.18  FINAL AVERAGE COMPENSATION:  The average of the
Participant's Compensation received by a Participant from a Participating Company for the 3 calendar years during his final five years of employment with the Participating Company during which such Compensation was the highest.

            1.19 LATE RETIREMENT DATE: Any first day of the month following a Participant's Normal Retirement Date.

            1.20  NORMAL RETIREMENT AGE:  The date a Participant attains age
60.

            1.21 NORMAL RETIREMENT DATE: The first day of the month coincident with, or immediately following, the Participant's Normal Retirement Age.

            1.22  PARTICIPANT:   An Eligible Executive participating in the
Plan in accordance with the provisions of Section 2.1 and Article III or any former Eligible Executive having deferred vested rights under the Plan.

            1.23 PARTICIPATING COMPANY: The Company and each Affiliate which adopts the Plan in accordance with Article X.

            1.24 PLAN: The HILLS DEPARTMENT STORE COMPANY SUPPLEMENTAL EXECUTIVE BENEFIT PLAN, as set forth herein, which plan is intended to be a plan solely covering a select group of management or highly compensated employees within the meaning of section 201(2) of ERISA and the Department of Labor regulations thereunder.

            1.25 PLAN YEAR: The 12-month period beginning on the day next following the last Saturday in January, corresponding to the Company's fiscal year.

            1.26 SPOUSE OR SURVIVING SPOUSE: The spouse or surviving spouse of a Participant who is legally married to the Participant on the Participant's Annuity Starting Date or his date of death.

            1.27 YEAR OF SERVICE: The service credited to an Eligible Executive for purposes of determining his Benefit under the Plan. Years of Service shall be measured in whole years only, without credit for a fractional Year of Service, except as provided below. Years of Service shall be calculated on the basis that twelve (12) consecutive months of employment equal one (1) year. Notwithstanding the above, (1) an Eligible Executive will be credited with a fractional Year of Service, on the basis that thirty (30)


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days equal one completed month or one-twelfth (1/12) of a year, in such Eligible
Executive's final year of employment with a Participating Company, and (2) in the year that an employee is promoted to the position of Vice President on or after the Effective Date, or in the case of an individual hired at the level of Vice President or higher on or after the Effective Date, such employee will be credited with a full Year of Service in the Plan Year of promotion or hire.
Years of Service at the level of Vice President or higher prior to the Effective Date shall be counted in determining a Participant's Year of Service. Prior Years of Service credited to an Eligible Executive on the Effective Date are indicated in Schedule B.


                                 ARTICLE II

                                PARTICIPATION


            2.1   ELIGIBILITY TO PARTICIPATE:

                        (1) The Eligible Executives listed in Appendix B shall become a Participant in the Plan with respect to the Benefit provided under Article III as of the Effective Date.

                        (2) Any Employee who becomes an Eligible Executive after the Effective Date shall be eligible to become a Participant in the Plan provided that the Eligible Executive is designated and approved for participation by the President of the Company and the HR/Compensation Committee of the Board.

            2.2 TERMINATION OF PARTICIPATION: Once an Eligible Executive becomes a Participant, the Eligible Executive shall remain a Participant until termination of employment with the Participating Company and thereafter until all benefits to which the Participant or the Participant's Beneficiary is entitled under the Plan have been paid. An Eligible Executive whose employment is terminated (including voluntary resignation) prior to vesting, or whose Benefit is divested for Cause under Section 4.2, shall cease to be a Participant.

            2.3 TRANSFER TO AN INELIGIBLE CLASSIFICATION OF EMPLOYEE: An Eligible Executive who transfers to a classification of employee who is not eligible to participate in the Plan shall continue to receive credit for purposes of vesting under Article IV but shall cease to accrue a Benefit under the Plan as of his date of transfer.



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                                 ARTICLE III

                             RETIREMENT BENEFITS

            3.1   GENERAL RULES:

                  (a) ELIGIBILITY: Each Participant shall be eligible to receive a Benefit under the Plan on the Participant's Early, Normal, or Late Retirement Date, as the case may be, unless the Benefit is forfeited as hereinafter provided.

                  (b)   AMOUNT AND MANNER OF PAYMENT OF RETIREMENT BENEFITS:
      The Benefit shall be in the amount provided by the benefit formula under
      Section 3.2 and as determined in accordance with the provisions of this Plan, and shall be paid in the form of payment elected by the Participant as described in Section 3.8. At least 30 days prior to the Participant's retirement date, the Committee shall take all necessary steps and shall execute or have requested execution by the Participant of all documents required to provide for the payment of the Participant's Benefit.

                  (c) DISTRIBUTION OF BENEFIT: Upon an Eligible Executive's participation in the Plan, the Participant shall elect the form of payment in which his Benefit is to be paid. In any calendar year prior to the date amounts become payable pursuant to paragraph (a), and at least six months prior to the Participant's termination of employment, a Participant who is an employee and who has completed five or more years of active employment with one or more Participating Companies (including years of active employment prior to the Effective Date of the Plan) may change the form of payment he has elected subject to the approval of the Committee.

            3.2   NORMAL RETIREMENT BENEFIT:

                  (a) IN GENERAL: Each Participant shall accrue a retirement benefit payable at his Normal Retirement Date in the form of a single life annuity (normal retirement benefit) equal to the following:

                        (1) Participants at the level of Vice President - 2% of the Participant's Final Average Compensation multiplied by such Participant's Years of Service, up to 25 Years of Service. For each full Year of Service in excess of 25, the Participant's accrued retirement benefit shall be increased by 4% (not compounded).



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                        (2)  Participants at the level of Executive Vice
            President and President - 3% of the Participant's Final Average Compensation multiplied by such Participant's Years of Service, up to 20 Years of Service (including Years of Service as a Vice President). For each full Year of Service in excess of 20, the Participant's accrued retirement benefit shall be increased by 4% (not compounded).

                        (3) The maximum Benefit under the Plan shall be equal to 60% of the Participant's Final Average Compensation reduced by
            (a) the Actuarial Equivalent of the Participant's benefit under the Hills Department Store Company Pension Plan, as determined on the date such benefit is distributed to the Participant or transferred to the Hills 401(k) Retirement & Savings Incentive Plan and Trust following the termination of such plan, (b) the Actuarial Equivalent of the Participant's benefit under the Sun Life Annuity Contract and
            (c) the Actuarial Equivalent of the Participant's benefit under the Retirement Make-whole Plan.

                  (b) MONTHLY BENEFIT: A Participant who retires on his Normal Retirement Date shall be entitled to receive one-twelfth of his normal retirement benefit monthly, as calculated under Section 3.2 (a), in accordance with the provisions of Section 3.1 (a), commencing on his Normal Retirement Date and payable for his lifetime.

                  (c) NORMAL FORM OF PAYMENT: The form of benefit paid under Section 3.2(b) (I.E., payment of the benefit calculated under Section 3.2(a) to the Participant for his life as a single life annuity) is the normal form of benefit under the Plan.

            3.3 EARLY RETIREMENT: A Participant may retire on his Early Retirement Date. A Participant retiring under this Section 3.3 shall be entitled to receive the Benefit described in Section 3.2 commencing as of the date which would have been his Normal Retirement Date, unless he irrevocably elects, no later than the later of (a) 30 days prior to his termination of employment with the Participating Companies, or (b) 30 days prior to the beginning of his taxable year in which occurs the Annuity Starting Date, to have payment commence on a date specified by him which date must be (i) after the date he terminates employment with the Participating Companies, (ii) no earlier than the first day of his taxable year following the date of his election, and
(iii) prior to the date which would have been his Normal Retirement Date. If payment commences prior to the date the Participant attains his Normal Retirement Age, said Benefit shall be reduced by five percent (5%) for each year by which the Participant's Annuity Starting Date precedes the date he attains his Normal Retirement Age. No reduction shall be


                                      - 7 -
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made if the Participant's Annuity Starting Date occurs on or after the date he attains his Normal Retirement Age.

            3.4 LATE RETIREMENT: A Participant who retires after his Normal Retirement Date shall receive a monthly benefit commencing as of the first day of the month coincident with or next following the date on which he actually retires, which shall be his Late Retirement Date. Such pension shall be in an amount based on his Final Average Compensation and his Years of Service with a Participating Company, as calculated under Section 3.2, rendered up to his retirement date, except that in no event shall there be accruals for years in excess of the maximum years of service taken into account under Section 3.2.

            3.5   DISABILITY RETIREMENT PENSION:

                  (a) ELIGIBILITY AND COMMENCEMENT DATE: A Participant who separates from service by reason of Disability shall be eligible for a Benefit under the Plan. The Benefit shall commence on the first day of the month coincident with or next following the determination by the Committee of the Participant's Disability. Disability shall be considered to have ended, and entitlement to a Benefit shall cease, if, prior to his Normal Retirement Date, the Participant:

                              (a)   Is reemployed by a Participating Company;

                              (b)   Engages in any substantially gainful
                  activity, except for such employment as is found by the Committee to be for the primary purpose of rehabilitation or not incompatible with a finding of total and permanent disability;

                              (c) Has sufficiently recovered in the opinion of the Committee, based on a medical examination by a doctor or clinic appointed by the Committee, to be able to engage in regular employment with a Participating Company and refuses an offer of employment by a Participating Company; or

                              (d) Refuses to undergo any medical examination requested by the Committee, provided that a medical examination shall not be required more frequently than twice in any calendar year.

                        If entitlement to a Benefit ceases in accordance with
            the provisions of this Section 3.5(a), such Participant shall not be prevented from qualifying for a Benefit under another provision of the Plan, and the


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            Disability Benefit payments received shall be disregarded in computing the amount of such Benefit. However, the Participant shall not be credited with Years of Service during the period he receives or could have received a Disability retirement pension pursuant to this Section 3.5(a).

                  (b)   AMOUNT AND MANNER OF PAYMENT:

                        (1) AMOUNT: The amount of the Disability Benefit, on a single-life basis, shall be determined in the same manner as the normal retirement benefit under Section 3.2, based upon his Years of Service rendered to the date of Disability, calculated in the same manner as set forth in Section 3.2, and reduced by three percent (3%) for each year by which the commencement of payment precedes the date he attains his Normal Retirement Age.

            3.6 SEPARATION: A Participant shall be fully vested in his Benefit under the Plan pursuant to the schedule set forth in Section IV. Any Participant who separates from the service of a Participating Company (other than for purposes of transferring to another Participating Company) after he is vested in his Benefit but before his Early Retirement Date shall be entitled to a deferred pension commencing at the date which would have been his Normal Retirement Date, unless the Participant irrevocably elects no later than the later of (a) 30 days prior to his termination of employment with the Participating Companies, or (b) 30 days prior to the beginning of his taxable year in which occurs his Annuity Starting Date, to have payment commence on a date specified by him which date must be (i) after the date he terminates employment with the Participating Companies, (ii) no earlier than the first day of his taxable year following the date of his election, (iii) no earlier than the date which would have been his Early Retirement Date, and (iv) prior to the date which would have been his Normal Retirement Date. The amount of the deferred pension shall be in accordance with the Participant's vested Accrued Benefit calculated as of the date of his separation from service, but reduced by 5% for each year by which the Participant's Annuity Starting Date precedes the date on which he attains his Normal Retirement Age.

            3.7 MAXIMUM ANNUAL DOLLAR BENEFIT: The maximum annual dollar Benefit under the Plan shall be equal to $100,000 for those Participants who are at the level of Vice President and $200,000 for those Participants who are at the level of Executive Vice President and $250,000 for the President. The maximum Benefit provided under this Section 3.7 shall be increased annually as of each February 1, at 4% compounded annually.

            3.8 FORMS OF BENEFIT: A Participant's Benefit under this Plan may be paid in any one of the following forms, each of which shall be the Actuarial Equivalent


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of the vested Benefit (I.E. , the single life annuity under Section 3.2(c)) to which such Participant would otherwise be entitled:

                  (a) SINGLE LIFE ANNUITY: A single life annuity for the Participant's life commencing on his Annuity Starting Date and ending on the date of his death.

                  (b) JOINT AND SURVIVOR ANNUITY: An immediate annuity for the life of the Participant with a survivor annuity for the life of any individual designated Beneficiary which is equal to 50%, 66-2/3%, 75% or 100% of the amount of the annuity payable during the joint lives of the Participant and his Beneficiary.

                  (c) SINGLE LUMP SUM PAYMENT: A single sum payment in lieu of any other benefits under the Plan in complete discharge of all obligations to the Participant under the Plan.

                  (d) Any other form of benefit as the Committee, in its sole discretion, may determine.

            3.9   BENEFICIARY DESIGNATION AND PROOF:

                  (a) DESIGNATION OF BENEFICIARY: At any time, and from time to time, each Participant and former Participant shall have the unrestricted right to designate the Beneficiary to receive the benefits due such Participant or former Participant under the Plan upon his death, and to revoke any such designation. Each such designation, or revocation thereof, shall be evidenced on the form signed by the Participant and filed with the Committee. If no such designation is on file with the Committee at the time of the death of a Participant or former Participant, or if such designation is not effective for any reason, as determined by the Committee, then the Surviving Spouse shall be the Beneficiary, or if there is no Surviving Spouse, the executor of the will or administrator of the estate of such Participant or former Participant shall be conclusively deemed to be the Beneficiary designated to receive such death benefit.

                  (b) DOCUMENTARY PROOF: The Committee and the Trustee may require the execution and delivery of such documents, papers, and receipts as they may deem reasonably necessary in order to be assured that the payment of any death benefit is made to the person or persons entitled thereto.



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                                 ARTICLE IV

                                   VESTING


            4.1   GENERAL:

                  (a) A Participant shall become fully vested in his Benefit in accordance with the following schedule:


      AGE OF PARTICIPANT         YEARS OF PARTICIPATION
      ------------------         ----------------------
            45 or under            10
            46                      9
            47                      8
            48                      7
            49                      6
            50 and over             5


                  (b) Notwithstanding the above, a Participant's Benefit under the Plan shall become nonforfeitable should any one of the following events occur prior to the Participant becoming fully vested in his Benefit as described in Subsection (a) above:

                        (i)   The Company undergoes a Change in Control.
                        (ii)  The Participant incurs a Disability.
                        (iii) The death of the Participant.

                  (c) For purposes of this Section 4.1, "Year of Participation" shall mean each Plan Year that an Eligible Executive is a Participant in the Plan and Years of Service at the level of Vice President or higher prior to the Effective Date.

                  (d) If a Participant terminates employment prior to vesting, his Years of Participation and Years of Service prior to his termination of employment shall be cancelled.

            4.2 DIVESTMENT FOR CAUSE: Notwithstanding any provision in the Plan to the contrary, any Benefit payable under this Plan shall be forfeited in the event it is found by the Committee that a Participant during employment with a Participating Company:



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                  (a)   willfully failed to perform the functions and assume the
      responsibilities of his position in accordance with the terms of his employment agreement, if applicable, which failure amounts to material neglect of the duties of his position, after a written demand for substantial performance is delivered to the Participant by the Participating Company;

                  (b) willfully engaged in conduct which is materially injurious to the Participating Company or any of its subsidiaries or Affiliates, monetarily or otherwise;

                  (c) misappropriated (including the unauthorized use of disclosure of confidential or proprietary information of the Participating Company or any of its subsidiaries or Affiliates) or embezzled with respect to the Participating Company or any of its subsidiaries or Affiliates;

                  (d) was convicted of, or pleaded guilty or confessed to any fraud, conversion, misappropriation, embezzlement or felony; or

                  (e) failed to substantially perform any material covenant under his employment agreement after a written demand for substantial performance is delivered by the Participating Company, or the taking of any action in the course of the Participant's employment under his employment agreement, if applicable, that is known by the Participant to have been prohibited by the Participating Company's policy or by his employment agreement, if applicable.

The Committee's decision as to Divestment for Cause shall be final and binding on all persons interested in the Plan.


                                  ARTICLE V

                               DEATH BENEFITS


            5.1 DEATH PRIOR TO TERMINATION OF EMPLOYMENT: If a Participant dies prior to termination of employment with the Company, a death benefit shall be payable to a Participant's Beneficiary within a reasonable period of time following the death of the Participant. The amount of the death benefit shall be the Participant's Benefit at the time of the Participant's death determined as though the Participant was vested and retired on the day before his death. The death benefit payable under this Section 5.1 shall be paid in a single lump sum distribution.



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                                 ARTICLE VI

                             PAYMENT OF BENEFITS

            6.1 PLAN UNFUNDED: Benefits under this Plan shall not be funded and shall be paid out of the general assets of the Participating Company. However, the Company may establish a grantor trust within the meaning of section 671 of the Code, to which the Company may make contributions in order to provide for the payment of Benefits under the Plan. No Participant, former Participant, Spouse, or Beneficiary shall have any property interest whatsoever in any specific assets of the Company as a result of this Plan. A Participant, former Participant, Spouse, or Beneficiary shall have only the rights of a general, unsecured creditor against the Participating Company for any distributions due under this Plan.

            6.2 ACCELERATION OF PAYMENTS: Notwithstanding any other provision of the Plan, if the Committee determines, based on a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, a decision by a court of competent jurisdiction involving a Participant, or a closing agreement involving a Participant made under section 7121 of the Code that is approved by the Commissioner, that such Participant or Beneficiary has recognized or will recognize income for Federal income tax purposes with respect to deferred Benefits that are or will be payable to the Participant under Article III before they otherwise would be paid to the Participant or the Beneficiary (as applicable), upon the request of the Participant or Beneficiary, the Committee shall immediately make distribution from the Plan to the Participant or Beneficiary of the amount so taxable. Moreover, in the event of a Change in Control, payment of Benefits provided under Article III shall be made to the Participant immediately. Payments made as a result of a Change in Control shall be in the form of a single lump sum and shall equal the "Present Value" of the Benefit payable to the Participant under Article III as determined on the date of the Change in Control. For purposes of this Section 6.2, "Present Value" shall be calculated using the interest assumption used in determining the Actuarial Equivalent of the Participant's Benefit under the Plan, provided, however, that in the event of a Change in Control, a Participant who has not attained age 55 as of the date of the Change in Control shall be treated as if such Participant has attained age 55 for purposes of determining the Actuarial Equivalent of the Participant's Benefit and the reduction described in Section 3.3.



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                                 ARTICLE VII

                               ADMINISTRATION

            7.1 APPOINTMENT OF COMMITTEE: To supervise and administer the Plan, the Board shall appoint a Committee consisting of not less than three persons who shall serve without compensation and at the pleasure of the Board. Any member of the Committee may be removed at any time by the Board, which shall fill all vacancies in the Committee, however occurring (if there are less than three persons remaining on the Committee; if there are more than three persons remaining on the Committee the Board may, but is not required to, fill such vacancy or vacancies). Until a new appointment is made, the Committee shall have full authority to act. In the absence of such appointments, the senior human resources, financial and legal officers of the Company shall serve as the Committee with the full authority to take all Committee actions permitted under the Plan.

            7.2   ORGANIZATION:   The Committee shall enact such rules and
regulations consistent with the Plan as it may consider desirable for the conduct of its business and for the administration of the Plan. Its members shall elect a chairman, who shall be a member of the Committee, and a secretary who may, but need not, be a member of the Committee.

            7.3 COMMITTEE ACTION: A majority of the members of the Committee shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of the majority of the Committee members present at such meeting. Resolutions may be adopted or other action taken without a meeting upon written consent signed by all of the members of the Committee. No member of the Committee shall act on any matter which involves his personal interest or benefit under the Plan as distinguished from the general interest of all Participants. The Committee shall maintain full and complete records of its deliberations and decisions, and the minutes of its proceedings shall be conclusive proof of the facts stated therein.

            7.4   CLAIMS PROCEDURE:

                  (a) FILING CLAIM FOR BENEFITS: An individual (hereinafter referred to as the "Applicant," which reference shall include the legal representative, if any, of the individual) who believes himself entitled to benefits hereunder, and who has not begun to receive these benefits, may make a claim for those benefits in the manner hereinafter provided.

                  All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant. Claims shall be submitted to a representative designated by the Committee and hereinafter referred
      to as the "Claims Coordinator."   The Claims Coordinator may, but need
      not, be a member of the Committee. If the Applicant does not furnish sufficient information with the claim for the Claims Coordinator to determine the validity of the claim, the Claims Coordinator shall furnish the Applicant with forms prescribed by the Committee within twenty-one days of receipt of the initial claim, indicating any additional information which is necessary for the Claims Coordinator to determine the validity of the claim.

                  Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 60 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

                  In the event the Claims Coordinator denies a claim for benefits, in whole or in part, the Claims Coordinator shall notify the Applicant in writing of the denial of the claim and notify such Applicant of his right to a review of the Claims Coordinator's decision by the Committee. Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the Applicant, the specific reason for such denial, the specific Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim, with an explanation of why such material or information is necessary, and an explanation of the Plan's claim review procedure as set forth in this Section 7.4.

                  If no action is taken by the Claims Coordinator on an Applicant's claim within 60 days after receipt by the Claims Coordinator, such application shall be deemed to be denied for purposes of the following appeals procedure.

                  (b) APPEALS PROCEDURE: Any Applicant whose claim for benefits is denied in whole or in part (such Applicant being hereinafter referred to as the "Claimant") may appeal from such denial to the Committee for a review of the decision by the entire Committee. Such appeal must be made within six months after the Claimant has received written notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

                        (1) Request a review by the entire Committee of the claim for benefits under the Plan;

                        (2) Set forth all of the grounds upon which the Claimant's request for review is based and any facts in support thereof; and

                        (3) Set forth any issues or comments which the Claimant deems pertinent to the appeal.

                  The Committee shall regularly review appeals by Claimants. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing the Claimant's request for review. If such an extension of time for processing is required, written notice of the extension shall be forwarded to the Claimant prior to the commencement of the extension. In no event shall such extension exceed a period of 120 days after the request for review is received by the Committee.

                  The Committee shall make a full and fair review of each appeal and any written materials submitted by the Claimant or a Participating Company in connection therewith. The Committee may require the Claimant or a Participating Company to submit such additional facts, documents, or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided the Committee finds the requested documents or materials are pertinent to the appeal.

                  On the basis of its review, the Committee shall make an independent determination of the Claimant's eligibility for benefits under the Plan. The decision of the Committee on any claim for benefits shall be final and conclusive upon all parties thereto.

                  In the event the Committee denies an appeal, in whole or in part, the Committee shall give written notice of the decision to the Claimant, which notice shall set forth in a manner calculated to be understood by the Claimant the specific reasons for such denial and which shall make specific reference to the pertinent Plan provisions on which the Committee decision was based.

                  It is intended that the claims procedure of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR Section 2560.503-1.

            7.5 COMMITTEE POWERS AND RESPONSIBILITIES: Except as otherwise provided in the Plan, the Committee shall have full power and authority to construe, interpret and administer this Plan and may, to the extent permitted by law, make factual determinations, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan and subject to Section 7.4, the Committee's actions in doing so shall be final and binding on all persons interested in the Plan. The

Committee may from time to time adopt rules and regulations governing the operation of this Plan and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan.

            7.6 INFORMATION FROM PARTICIPATING COMPANIES TO COMMITTEE: To enable the Committee to perform its functions, the Participating Companies shall supply full and timely information to the Committee on all matters relating to the pay and service of Participants, their retirement, Disability, death, or other cause for separation from service, and such other pertinent facts as the Committee may require.

            7.7 RECORDS: The Committee shall maintain records containing all relevant data pertaining to Participants and Beneficiaries and their rights under the Plan. Records pertaining solely to a particular Participant or Beneficiary shall be made available to him for examination during business hours.

            7.8 DETERMINATION OF RIGHT TO BENEFITS: Except as otherwise provided in the Plan, the Committee shall make all determinations as to the right of any person to a benefit under the Plan. The procedures relating to the submission of claims for benefits, their review, and the appeal of denied claims are set forth in Section 7.4.

            7.9 INDEMNIFICATION OF THE COMMITTEE: Each member of the Committee shall be indemnified by the Participating Company against costs, expenses and liabilities (other than amounts paid in settlement to which the Participating Company did not consent) reasonably incurred by him in connection with any action to which he may be a party by reason of his service on the Committee except in relation to matters as to which he shall be adjudged in such action to be personally guilty of negligence or willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the Committee member may enjoy as a matter of law or by reason of insurance coverage of any kind, but shall not extend to costs, expenses and/or liabilities otherwise covered by insurance or that would be so covered by any insurance then in force if such insurance contained a waiver of subrogation. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Committee member may be entitled pursuant to the bylaws of the Participating Company, Service on the Committee shall be deemed in partial fulfillment of the Committee member's function as an employee, officer and/or director of the Participating Company, if he serves in that capacity as well as in the role of Committee member.

                                ARTICLE VIII

            AMENDMENT AND TERMINATION OF PLAN; SUCCESSOR EMPLOYER

            8.1   RIGHT OF COMPANY TO AMEND PLAN:

                  (a)   GENERAL:  Subject to the limitations set forth in this
      Section 8.1, the Board may amend the Plan with respect to all Participating Companies at any time and from time to time, to the extent it may deem advisable or appropriate.

                  (b) LIMITATIONS: No amendment shall cause or permit the duties or liabilities of the Committee to be increased without the written consent of the party affected. In addition, no amendment to the Plan (including a change in the actuarial basis for determining optional or early retirement benefits) shall be effective to the extent that it has the effect of decreasing a Participant's Benefit under Article III (determined as of the date on which the amendment becomes effective). No amendment shall be permitted on or after the day preceding the date of a Change in Control without the consent of at least 51% of the Participants participating in the Plan on the day before the date of such Change in Control.

            8.2 AMENDMENT PROCEDURE: Any amendment shall be made only pursuant to action of the Board. A certified copy of the resolutions adopting any amendment and a copy of the adopted amendment as executed by the Company shall be delivered to the Committee and communicated to the Participants.

            Upon the taking of such action by the Board, the Plan shall be deemed amended as of the date specified as the effective date by such Board action or in the instrument of amendment. The effective date of any amendment may be before, on, or after the date of such Board action.

            8.3 TERMINATION OF PLAN: The Company reserves, with respect to all Participating Companies, the right to terminate the Plan at any time. Moreover, each other Participating Company reserves the right to terminate the Plan as to such Participating Company as provided herein. Upon termination of the Plan, each Participant shall become vested in his Benefit and shall continue to have the right to receive his vested Benefit under Article III (determined as of the date on which the Plan is terminated) in accordance with the terms of the Plan as in effect immediately prior to its termination.

            8.4 SUCCESSOR EMPLOYER: In the event of the dissolution, merger, consolidation, or reorganization of a Participating Company, other than a Change in Control, provision may be made by which the Plan will be continued by the successor to such Participating Company; and, in that event, such successor shall be substituted for the Participating Company under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties, and responsibilities of the Participating Company under the Plan. Neither the Company nor any Participating Company nor Affiliate shall have any further liability with respect to the making of contributions on behalf of the employees of any such Participating Company which continues the Plan for its employees. Notwithstanding the above, if the Participant does not consent to the assumption of Plan liabilities by a successor to the Participating Company with respect to his Benefit accrued under the Plan as of the effective date of the dissolution, merger, consolidation or reorganization, the liabilities relating to such Participant's Benefit shall remain with the Participating Company.


                                 ARTICLE IX

                                MISCELLANEOUS


            9.1 NO RIGHT TO EMPLOYMENT: Participation in the Plan shall not be deemed to be consideration for, an inducement to, or a condition of the employment of any employee. The establishment of the Plan shall not confer upon any employee or Participant the right to be continued in the employ of a Participating Company, and the Participating Company expressly reserves the right to terminate the employment of any employee, whether or not a Participant, whenever the interest of the Participating Company, in its sole judgment, may so require.

            9.2 RIGHT TO WITHHOLD: The Company shall have the right to withhold from all distributions from the Plan any Federal, state, or local taxes required by law to be withheld with respect to such distributions.

            9.3 NONALIENATION OF BENEFITS: Except as otherwise required by applicable law, the right of any Participant or Beneficiary to any Benefit or interest under any of the provisions of this Plan shall not be subject to attachment, execution, garnishment, assignment, alienation, transfer, or anticipation, either by the voluntary or involuntary act of any Participant or his Beneficiary or by operation of law, nor shall such payment, right, or interest be subject to any other legal or equitable process. In cases involving a dispute relating to provision of child support, alimony payments or marital property rights to a spouse, former spouse or other dependent of the Participant, the Participating Employers will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court.

            9.4 EXPENSES OF PLAN: All expenses of the Plan shall be paid by the Participating Companies.

            9.5 INCAPACITATED BENEFICIARIES: If any Participant or Beneficiary entitled to receive a Benefit hereunder shall at any time be mentally or physically incapacitated, or for any other reason shall be incapable of properly or legally receipting for, receiving, and dispensing the Benefit to which he is entitled hereunder, the Benefit shall be paid to a duly appointed and acting conservator or guardian, or other legal representative of such Participant or Beneficiary, if any, and if no such legal representative is appointed and acting, to such person or persons as the Committee may designate. Such payments shall, to the extent made, be deemed a complete discharge for such payments under the Plan.

            9.6 GENDER AND NUMBER: Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender. The singular form, whenever used herein, shall mean or include the plural form, and VICE VERSA, as the context may require.

            9.7 LAW GOVERNING CONSTRUCTION: The construction and administration of the Plan, and all questions pertaining thereto, shall be governed by ERISA and other applicable Federal law and, to the extent not governed by Federal law, by Massachusetts law.

            9.8 LOST PAYEES: Any Benefit payable under the Plan shall be deemed forfeited if the Committee is unable to locate the Participant or Beneficiary to whom payment is due; provided, however, that such Benefit shall be reinstated if a claim is made by the Participant or Beneficiary for the forfeited Benefit.

            9.9 HEADINGS NOT A PART HEREOF: Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of the Plan, nor shall they affect its meaning, Construction, or effect.

            9.10 SEVERABILITY OF PROVISIONS: If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.

            9.11 REPORTING AND DISCLOSURE REQUIREMENTS: In order to comply with the requirements of Title I of ERISA, the Committee shall:

                  (a) File a statement with the Secretary of Labor that includes the name and address of the employer, the employer identification number assigned by the Internal Revenue Service, a declaration that the employer maintains the Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and a statement of the number of such plans and the number of employees in each; and

                  (b) Provide plan documents, if any, to the Secretary of Labor upon request as required by section 104(a)(1) of ERISA. It is intended that this provision comply with the requirements of DOL Reg. 2530.104-23.

            This method of compliance is available to the Plan only so long as the Plan is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and for which benefits are paid as needed solely from the general assets of the employer or are provided exclusively through insurance contracts or policies, the premiums for which are paid directly by the employer from its general assets, issued by an insurance company or similar organization which is qualified to do business in any State, or both.


                                  ARTICLE X

                       ADOPTION OF PLAN BY AFFILIATES


            10.1 ADOPTION OF PLAN: The Plan may be adopted by any Affiliate provided:

                  (a)   The Company consents to such adoption;

                  (b) The Board of Directors or other governing entity of the Affiliate adopts the Plan by appropriate action; and

                  (c) The adopting Affiliate executes such documents as may be required to make such Affiliate a party to the Plan as a Participating Company.

            An Affiliate which adopts the Plan shall thereafter be a Participating Company with respect to its Employees for purposes of the Plan.

            10.2 COMPANY APPOINTED AGENT OF PARTICIPATING COMPANY: Each Participating Company appoints the Company as its agent to exercise on its behalf all of the powers and authority conferred upon the Company by this Plan, including, without limitation, the power to amend the Plan or to terminate the Plan.

            10.3 WITHDRAWAL FROM PLAN: Any Participating.Company may, at any time, withdraw from the Plan upon giving the Company and the Committee at least 30 days' notice in writing of its intention to withdraw.

            IN WITNESS WHEREOF, Hills Department Store Company has caused these presents to be duly executed, under seal this 19th day of May, 1995.


                                    HILLS DEPARTMENT STORE COMPANY


(Corporate Seal)


Attest: /s/ William K. Friend       By:  /s/ Michael Bozic
       --------------------------      -----------------------------
            Secretary                        Chief Executive Officer

                                  APPENDIX A


                             ACTUARIAL SCHEDULE



Interest:               7.5% per annum for all Actuarial Equivalent benefits
                        other than lump sums.



Mortality Table:        The UP-1984 Table.



Deviations:             For purposes of determining Actuarial Equivalent
                        benefits under the lump sum option, the interest rate used shall be the average annual rate on 30-year
                        Treasury securities for the month immediately preceding the month before the date of distribution.

                                  APPENDIX B

                             ELIGIBLE EXECUTIVES


                                                          YEARS OF SERVICE
NAME                      TITLE                        AS OF FEBRUARY 1, 1995
- ----                      -----                        ----------------------
Kim Ahlholm             Vice President                             2

Frederick L. Angst      Vice President                             2

Michael Bozic           President & Chief                          5
                        Executive Officer

Don Brown               Vice President                             3

Bruce Caldwell          Vice President                             2

Gentry Crosby           Vice President                             4

James Feldt             Vice President                             6

James Fitzpatrick       Vice President                             5

David Fletcher          Vice President                             2

William Friend          Vice President                            17

Michael Heffner         Vice President                             6

Elizabeth Jo Lepley     Vice President                             2

Gary MacRae             Vice President                             6

Lawrence Miller         Vice President                            16

Alex Nemeth             Vice President                             7

John Reen               Executive Vice President                  17

Andrew Samuto           Executive Vice President                  24

Jackson Smailes         Executive Vice President                   4

Susan Sprunk            Vice President                             3

Robert Stevenish        Executive Vice President                   4